Exhibit 99.1

Berkshire Hills Terminates Merger Agreement with CNB Financial and Repurchases TARP Warrant

Company Release — 06/25/2009 19:43

PITTSFIELD, Mass.—(BUSINESS WIRE)— Berkshire Hills Bancorp (BHLB) has entered into an agreement with CNB Financial Corp. to terminate the definitive merger agreement previously entered into on April 29, 2009. A termination fee payment of $970 thousand has been made to Berkshire.

Berkshire has also repurchased the warrant for 226 thousand common shares issued to the U.S. Treasury in conjunction with the preferred stock which Berkshire had issued to the Treasury in December 2008 and repaid in May 2009. Berkshire paid $1.04 million to the Treasury to repurchase the warrant.

BACKGROUND

Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, wealth management, and investment services through 48 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

Source: Berkshire Hills Bancorp

Contact: Berkshire Hills Bancorp David H. Gonci, 413-281-1973 Corporate Finance Officer